                                                                Exhibit 99.7

                              RESTATED AND AMENDED
                          LOAN AND SECURITY AGREEMENT


JACO ELECTRONICS, INC. ("Jaco"), a New York corporation and NEXUS CUSTOM ELECTRONICS, INC. ("Nexus"), a New Jersey corporation (collectively referred to as "Debtor"), and The Bank of New York Commercial Corporation ("Secured Party") hereby agree as follows:

        This Agreement restates and amends in its entirety without a break in continuity the Loan and Security Agreement -- Accounts Receivable and Inventory between Secured Party and Jaco dated January 20, 1989 and the Security Agreement between Secured Party and Nexus dated March 11, 1994.

1. As used herein, the following terms shall have the following meanings:

        "ABR Loan" means the Loan or any portion thereof bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day or (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

        "Account" or "accounts" shall mean and include all accounts, accounts receivable, contract rights, chattel paper, instruments, notes, drafts, acceptances, and all other debts, obligations and liabilities in whatever form owing to Debtor from any person, firm, corporation or other legal entity whether now existing or hereafter arising or acquired.

        "Account Debtor" shall mean any person, firm, corporation or other legal entity who is obligated on any Account.

        "Accounts Receivable Borrowing Base" shall mean 85% of the net outstanding amount of Reported Accounts, exclusive of Slow Accounts, after deducting therefrom all payments, adjustments and credits applicable thereto less such reasonable reserves as Secured Party may deem reasonably necessary and proper. The Accounts Receivable Borrowing Base may be changed by Secured Party from time to time in its reasonable discretion, such change to be effective, upon thirty (30) days written notice to Debtor. Whenever the Accounts Receivable Borrowing Base is used as a measure of loans, it shall be computed as of, and the loans referred to shall be those reflected in the Debtor's Loan Account at, the time in question.

        "Bank" means The Bank of New York.

        "Business Day" means (a) any day other than a day on which commercial banks in New York are authorized or required by law to close and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in dollars are carried on in the London interbank eurodollar market.

        "Collateral" shall have the meaning set forth in Paragraph 2  hereof.

        "Continuation Notice" means a notice of continuation duly executed by an authorized officer of the Debtor substantially in the form of Exhibit A hereto.

        "Contract Rate" means an interest rate per annum equal to (A) in the case of LIBO Rate Loans, (i) the applicable LIBO Rate plus (ii) two percent (2.5%) or (B) in the case of all other Loans, the Alternate Base Rate.

        "Debtor's Loan Account" shall mean the account on the records of the Secured Party in which shall be recorded the loans and advances made by the Secured Party to the Debtor, payments made on such loans, and other appropriate debits and credits all made pursuant to, or as provided by, this Agreement or any other agreement made between Secured Party and Debtor.

        "Eligible Equipment" shall mean Equipment purchased by Debtor which Secured Party has determined at the time of such purchase in its sole and reasonable discretion to be eligible. In general, Equipment shall not be deemed eligible unless such Equipment was purchased after January 1, 1995, is subject to a first perfected security interest in favor of Secured Party and with respect to which Debtor has requested that Secured Party deem it eligible.

        "Eligible Inventory" shall mean inventory consisting of current saleable finished goods.

        "Equipment" shall mean equipment, machinery, furniture, fixtures, dies, tools and other tangible personal property of Debtor, wherever located and whether now owned or hereafter acquired by the Debtor and all accessions and attachments to and replacements of or relating to the foregoing.

        "Equipment Borrowing Base" shall mean 80% of the invoice cost of Eligible Equipment, provided that for purposes of calculating the Equipment Borrowing Base, the invoice cost of each piece of Eligible Equipment shall be deemed to be reduced by 2% for each month following its date of purchase.

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        "Event of Default" shall have the meaning set forth in Paragraph 19 hereof.

        "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

        "General Intangibles" shall mean all general tangibles as defined in
Article 9 of the Uniform Commercial Code of the State of New York now owned or hereafter acquired, whether now existing of hereafter arising, including without limitation, all trademarks, patents, copyrights, service marks, brand names, trade names, trade styles, together with the goodwill of the business represented thereby, all claims for moneys due (including tax refunds) from any federal, state or municipal government, agency or subdivision thereof or taxing authority and all excess pension funds.

        "Interest Period" means, relative to any Loan constituting a LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section (4)a or 4(b) and shall end on (but exclude) the day which numerically corresponds to such date one, two, or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Debtor may select in its relevant notice pursuant to Section 4(a) or 4(b); provided, however, that

                (a) the Debtor shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

                (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

                (c) no Interest Period may end later than the last day of the Term.

        "Inventory" shall mean all now owned hereafter acquired and wherever located goods, merchandise and other personal property which are held for sale or lease or to be furnished under contracts of service or held as raw materials, work in process or finished goods and supplies or materials used or consumed in Debtor's business or used in connection with the manufacture, packing, shipping, advertising or furnishing of such goods.

        "Inventory Borrowing Base" shall mean 60% of Debtor's Eligible Inventory. The Inventory Borrowing Base may be changed by Secured Party from time to time in its reasonable discretion, such change to be effective upon thirty (30) days written notice to Debtor.

       "Letters of Credit" shall mean all letters of credit issued by banks for the account of Debtor with respect to which Secured Party has joined in and/or guaranteed payment of all obligations and liabilities of Debtor under such letters of credit.

        "LIBO Rate" means, relative to the Interest Period for a LIBO Rate Loan, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which dollar deposits in immediately available funds are offered to the Bank's LIBOR Office in the London interbank eurodollar market as at or about 11:00 a.m. two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBO Rate Loan and for a period approximately equal to such Interest Period.

        "LIBO Rate Loan" means the Loan or any portion thereof bearing interest, at all times during the Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

        The "LIBO Rate (Reserve Adjusted)" means, relative to the Loan or any portion thereof to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined pursuant to the following formula:

                 LIBO Rate        =          LIBO Rate
            (Reserve Adjusted)       ----------------------------
                                     1.00-LIBOR Reserve Percentage

        The LIBO Rate (Reserve Adjusted) for the Interest Period for a LIBO Rate Loan will be determined by the Secured Party on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

        "LIBOR Office" means the office of the Bank at 48 Wall Street, New York, New York or such other office of the Bank as designated from time to time by the Bank, whether or not outside the United States.


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        "LIBOR Reserve Percentage" means, relative to the Interest Period for a
LIBO Rate Loan, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Federal Reserve Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities," as currently defined in Regulation D of the Federal Reserve Board, having a term approximately equal or comparable to such Interest Period and applicable to the Bank.

        "Loan" or "Loans" means any extensions of credit hereunder.

        "Maximum Loan Amount" shall mean $30,000,000.

        "Mortgage" shall mean the Commercial Mortgage executed on March 11, 1994 and delivered by Nexus to Secured Party with respect to the Real Property.

        "Obligations" shall mean any and all debts, liabilities and obligations of Debtor to Secured Party hereunder and also any and all other debts, liabilities and obligations of Debtor to Secured party of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation, the obligations and liabilities of Debtor under the Term Loan Notes and under that certain Letter of Credit and Security Agreement executed by Debtor in favor of the Secured Party on January 20, 1989, and further including, without limitation, all interest, fees, reasonable charges and reasonable expenses (including reasonable attorneys' fees and expenses).

        "Overadvances" shall have the meaning set forth in paragraph 4(a).

        "Permitted Liens" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Debtor in conformity with GAAP; (iii) liens in favor of Secured Party; (iv) liens for taxes (a) not yet due or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Debtor in conformity with GAAP; (v) liens placed upon Equipment hereafter acquired and the proceeds thereof to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of Debtor (it being understood that Secured Party will upon Debtor's request provide UCC-3 Financing Statements releasing its lien on such Equipment and the proceeds thereof); and (vi) liens specified on Schedule 1 hereto.

        "Prime Rate" means the prime commercial lending rate of the Bank as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

        "Real Property" shall mean the property located at Prospect Street, Brandon, VT 05733.

        "Reported Account" shall mean any Account arising out of the sale of merchandise or rendition of services which Debtor has reported to Secured Party in accordance with Paragraph 6.

        "Slow Account" shall mean any Reported Account with respect to which any of the following has occurred:

        (i) all or a substantial part of the property or services giving rise to the Reported Account is returned, rejected or repossessed, or lost or damaged;

        (ii) any merchandise or other dispute has arisen (it being understood that such Account shall be a Slow Account only to the extent of the amount of such dispute);

        (iii)   the Account Debtor has become insolvent;

        (iv) payment on such Reported Account is unpaid more than 90 days from invoice date;

        (v) all Reported Accounts due from the same Account Debtor if 50% or more of all unpaid invoices due from such Account Debtor remain unpaid more than 90 days from invoice date; or

        (vi) in Secured Party's reasonable discretion the Account may not be used in computing the Accounts Receivable Borrowing Base.

        In the event of any dispute as to whether a Reported Account has become a Slow Account, the reasonable decision of Secured Party made in accordance with this definition shall control.

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        "Subsidiary" shall mean any corporation of which more than 50% of the outstanding shares of stock of each class having ordinary voting power is at the time owned by Debtor and/or one or more of its subsidiaries.

        "Term" shall have the meaning set forth in Paragraph 21 hereof.

        "Term Loans" shall mean the loans made by Secured Party to Debtor as evidenced by the Term Loan Notes.

        "Term Loan Notes" shall mean the promissory notes issued by Debtor to Secured Party (i) dated as of June 1, 1989 in the original principal amount of $3,000,000; (ii) dated as of March 31, 1990 in the original principal amount $5,000,000; and (iii) dated as of March 11, 1994 in the original principal amount of $1,500,000.

2. To secure the payment and performance of Debtor's Obligations, Debtor hereby grants to Secured Party a security interest in all of the following personal property (all herein referred to as the "Collateral"):

        a) all Accounts of Debtor whether now existing or hereafter arising or acquired, including, without limitation, Reported Accounts, all guarantees, securities and liens for payment of any Account, all right, title and interest of Debtor in the merchandise which gave rise to any Account, including the rights of reclamation and stoppage in transit, all rights of an unpaid seller of merchandise or service, and all rights of Debtor earned or yet to be earned under contracts with Account Debtor;

        b) all inventory of Debtor now owned or hereafter acquired, including without limitation all of Debtor's contract rights with respect thereto and all documents representing the same;

        c) all General Intangibles of Debtor now existing or hereafter arising or acquired;

        d) all returned, rejected or repossessed goods whether now owned or hereafter acquired which were Inventory before sale;

        e) all sums at any time due from Secured Party to Debtor;

        f) all instruments, documents, policies and certificates of insurance, securities, goods, choses in action, cash or other property owned by Debtor or in which Debtor has an interest, which now or hereafter are at any time in possession or control of Secured Party or in transit by mail or carrier to or from Secured Party in the possession of any third party acting in Secured Party's behalf, without regard to whether Secured Party received the same in pledge, for safekeeping, as agent for collection or transmission, or otherwise or whether Secured Party has conditionally released the same;

        g) all Equipment, excluding Equipment subject to liens described in clause (v) of the definition of Permitted Liens and the proceeds thereof;

        h) all proceeds of the foregoing, including, without limitation, proceeds of policies of fire, credit or other insurance; and

        i) all books, records, ledger sheets, and other records relating to the foregoing.

        Secured Party shall have the right (y) at any time to apply any or all of the proceeds of the Accounts against any and all Obligations excluding the Term Loan evidenced by the Term Loan Note dated as of March 11, 1994 in the original principal amount of $1,500,000 ("$1,500,000 Term Loan") and (z) upon an Event of Default, to apply any or all of the proceeds of the Collateral against any and all Obligations including the $1,500,000 Term Loan, whether or not, in either case, other security held by Secured Party is considered by Secured Party to be adequate.

3. For the purpose of inducing Secured Party to make loans to Debtor, Debtor hereby warrants, represents, covenants and guarantees which warranties, representations, covenants and guarantees shall survive the execution and delivery of this Agreement and shall be deemed repeated and confirmed with respect to each loan or advance made by Secured party hereunder:

        a) Debtor is duly organized and existing under the laws of its state of incorporation and licensed or qualified to do business in all other states in which the laws thereof require Debtor to be so qualified and/or licensed, and the execution, delivery and performance of this agreement and any security agreement, notes, guarantees or other agreements or instruments delivered in connection herewith are within Debtor's corporate powers, have been authorized, and are not in contravention of law or the terms of Debtor's charter, bylaws, or other incorporation papers, or of any indenture, agreement or undertaking to which Debtor is a party or by which it or its assets are bound;

        b) to the extent that Debtor has knowledge or should have knowledge, any Account reported by Debtor to Secured Party as a Reported Account will be a good and valid Account representing an undisputed bona fide indebtedness of an Account Debtor to Debtor; and no agreement under which any deduction or discount may be

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
claimed has been or will be made with the Account Debtor on any Account except as shown on the statement or invoice furnished to Secured Party with reference thereto:

        c) the Inventory is either (i) in the possession of Debtor at the locations listed on Schedule 3(c) hereto or (ii) on the premises of Account Debtors with respect to which Secured Party has been given notice of such fact and has been given UCC-1 Financing Statements executed by Debtor for filing in such locations, and the location thereof will not be changed without prior written notice to Secured Party in each and every instance;

        d) upon the occurrence and during the continuance of an Event of Default, Secured Party shall, at all times, have the right to (i) take possession of any of the Collateral and to maintain such possession on Debtor's premises, at the expense of the Debtor, by use of a custodian or custodians in such a manner as Secured Party may elect and (ii) at the expense of the Debtor, to remove the Collateral or any part thereof to such other place or places as Secured Party may from time to time select;

        e) Debtor is and will be the lawful owner of all Collateral and has now and will in the future have the right to pledge, sell, assign and transfer the same and grant a security interest in any of the Collateral except for Permitted Liens;

        f) the Collateral is and will continue to be free and clear of all liens, claims, security interests and encumbrances except for Permitted Liens, and Debtor will warrant and defend all Collateral against the claims and demands of all persons;

        g) all representations made by Debtor to Secured Party with reference to the description, content or valuation or any and all of the Collateral are and will continue to be true and correct in all material respects; the sale of all Inventory which gives rise to an Account shall, subject to the terms of Paragraph 3(c)(ii), be an absolute sale and not on consignment or approval, and all such inventory shall have been the absolute property of Debtor, free of liens and other encumbrances, and Debtor shall not have received the same on consignment or approval; all service which gave rise to an account shall have actually been performed; all invoices, records, notes, documents of title, shipping and delivery receipts and any and all other instruments, memoranda and documents presented or delivered to Secured Party shall be valid and genuine; and

        h) Debtor will promptly notify Secured Party of any material change from the date hereof in Debtor's own financial status or a material adverse change which is known or should be known to Debtor in the status of any Account Debtor, or in the condition of the Inventory, or in the collectibility of any Account, including all material claims, rejections, reductions, returns and adjustments by Account Debtors. Debtor will comply with the terms and conditions of any leases covering the premises where Inventory or Equipment is located and any other order, ordinances, laws or statutes of any city, state or governmental department having jurisdiction with respect to such premises or the conduct of business thereon. If Inventory shipped on any Account is returned, Debtor may sell said Inventory in the ordinary course of business; however, upon an Event of Default and during the continuance thereof, at the request of Secured Party, Debtor shall hold the same segregated in trust for Secured Party subject to its exclusive disposition, and shall, at Debtor's expense, deliver the same to Secured Party, or to such place or places as Secured Party may designate.

4. a. Subject to the terms of this Agreement and provided that there does not exist, at the time of any request, an Event of Default, Secured Party will lend to Debtor hereunder, from time to time, sums of money (inclusive of the Term Loans) up to the lesser of (A) the Maximum Loan Amount or (b) the sum of (i) the Accounts Receivable Borrowing Base plus (ii) the lesser of (x) the Inventory Borrowing Base or (y) $15,000,000; plus (iii), the lesser of (x) the Equipment Borrowing Base or (y) $500,000; plus (iv) the amount outstanding under the Term Loan Note dated March 11, 1994 in the principal amount of $1,500,000. The total amount of loans outstanding shall include the sum of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding and also including the sum of the aggregate face amount of all drafts theretofore presented under the Letters of Credit but not paid and the aggregate amount of outstanding banker's acceptances created under the Letters of Credit. Secured Party's assistance in joining in or guaranteeing Letters of Credit shall be in Secured Party's sole discretion and in no event shall the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit together with the aggregate amount of outstanding banker's acceptances created under the Letters of Credit exceed $2,000,000. Notwithstanding the foregoing, the Secured Party shall have the right to make advances hereunder in excess of the advances ("Overadvances") which would otherwise be permitted hereunder pursuant to the percentages in the definitions of Accounts Receivable Borrowing Base, Equipment Borrowing Base and Inventory Borrowing Base in Secured Party's sole and absolute discretion. The aggregate unpaid principal amount advanced under the Inventory Borrowing Base shall not at any time exceed 60% of the aggregate unpaid principal amount advanced hereunder, as reduced by the outstanding principal amount at such time of the $1,500,000 Term Loan Note dated March 11, 1994, provided that for the purpose of such calculation such remaining amount advanced hereunder shall be deemed to have been advanced first against the maximum amount available at such time under the Accounts Receivable Borrowing Base.

        b. (i) The Debtor may by written notice request a borrowing prior to 1:00 P.M. New York time in the form of a LIBO Rate Loan three (3) Business Days prior to the date, and in the form of an ABR Loan on the date, on which it requests to incur an advance, such request to specify the amount of the advance requested (which in the case of a LIBO Rate Loan shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000). All advances shall be disbursed from whichever office or other place Secured Party may designate from time to time and, together with any and all other Obligations of Debtor to Secured Party, shall be charged to

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
the Debtor's account on Secured Party's books. The proceeds of each advance made by the Secured Party shall be made available to the Debtor on the day so requested by way of credit to the Debtor's operating account maintained with Secured Party. Any and all Obligations due and owing hereunder may be charged to Debtor's account and shall constitute an advance hereunder.

                (ii) By delivering a Continuation Notice to the Secured Party on or before 10:00 a.m., New York time, on a Business Day, the Debtor may from time to time irrevocably elect, on not less than three nor more than five Business Days' notice that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000, of (A) a LIBO Rate Loan be continued as, or an ABR Loan be converted into, a LIBO Rate Loan (in the absence of delivery of a Continuation Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current interest Period with respect thereto, such LIBO Rate Loan shall, upon such last day, automatically convert to an ABR Loan) or (B) a LIBO Rate Loan may be converted into an ABR Loan; provided, however, that no portion of the outstanding principal amount of a Loan may be continued as, or converted into, a LIBO Rate Loan when any Event of Default has occurred and is continuing.

5.      a.      (i) Interest on Loans shall be payable in arrears on the last day of each month except that interest with respect to LIBO Rate Loans shall be payable on the last day of the Interest Period with respect thereto. Interest payments hereunder may, at Secured Party's option be charged by Secured Party to Debtor's account. Interest charges shall be computed on the unpaid balance of the loans for each day they are outstanding at a rate per annum equal to the Contract Rate.

                (ii) Interest shall be computed on the basis of actual days elapsed over a 360-day year.

                (iii) Notwithstanding the foregoing, in no event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Secured Party's option, to the outstanding Loans in such order as Secured Party shall determine or refunded by Secured Party to Debtor.

                (iv) Debtor shall pay principal, interest and all other amounts payable hereunder, without any deduction whatsoever, including but not limited to, any deduction for any set-off or counterclaim.

        b. (i) Debtor shall pay to Secured Party an annual fee in an amount equal to $20,000.00 which fee shall be paid in equal monthly installments during each year that this Agreement is in effect.

                (ii) Upon Secured Party's performance of any due diligence - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined in the reasonable discretion of Secured Party and which due diligence is undertaken by Secured Party or for Secured Party's benefit, an amount equal to Secured Party's reasonable out of pocket travel expenses to locations other than the 145 Oser Avenue office incurred in connection therewith shall be charged to Debtor's account.

                (iii) In the event the average closing daily unpaid balances of all advances hereunder during any calendar month is less than the Maximum Loan Amount, Debtor shall pay to Secured Party a fee at a rate per annum equal to 2/10 of one percent (.2%) on the amount by which the Maximum Loan Amount exceeds such average daily unpaid balance. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be charged to Debtor's account on the first day of each month with respect to the prior month.

        c. In the event of any change in any applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by Secured Party (for purposes of this Section 5(c), the term "Secured Party" shall include Secured Party and any corporation or bank controlling Secured Party) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                (i) subject Secured Party to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to Secured Party of principal, fees, interest or any other amount payable hereunder or (except for taxes on or changes in the rate of tax on the overall net income of Secured Party);

                (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Secured Party, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                (iii) impose on Secured Party any other condition with respect to this Agreement;

and the result of any of the foregoing is to increase the cost to Secured Party of making, renewing or maintaining its Loans hereunder by an amount that Secured Party deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Secured Party deems to be material, then, in any case Debtor shall promptly pay Secured Party, upon its demand, such additional amount as will compensate Secured Party for such additional cost or such reduction, as the case may be. Secured Party shall certify the amount of such additional cost or reduced amount to Debtor, including all

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
pertinent information regarding the calculation thereof, and such certification shall be conclusive absent manifest error.

        d.      (i)     In the event of any change in any applicable law, rule,
regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Secured Party (for purposes of this Section 5(d), the term "Secured Party" shall include Secured Party and any corporation or bank controlling Secured Party) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Secured Party's capital as a consequence of its obligations hereunder to a level below that which Secured Party could have achieved but for such adoption, change or compliance (taking into consideration Secured Party's policies with respect to capital adequacy) by an amount deemed by Secured
Party to be material, then, from time to time, Debtor shall pay upon demand to Secured Party such additional amount or amounts as will compensate Secured Party for such reduction. In determining such amount or amounts, Secured Party may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Secured Party regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

                (ii) A certificate of Secured Party setting forth such amount or amounts as shall be necessary to compensate Secured Party with respect to Section 5(d) hereof including all pertinent information regarding the calculation thereof, when delivered to Debtor shall be conclusive absent manifest error.

        e. If the Secured Party (for purposes of this Section 5(e) the term "Secured Party" shall include Secured Party and any corporation or bank controlling Secured Party) shall determine (which determination shall, upon notice thereof to Debtor, be conclusive and binding on Debtor) that the introduction of or any change in or in the Interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Secured Party to make, continue or maintain the Loans or any portion thereof as a LIBO Rate Loan, the obligations of the Secured Party to make, continue, maintain or convert the Loans or any portion thereof as or into LIBO Rate Loans shall, upon such determination, forthwith be suspended until the Secured Party shall notify Debtor that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans shall automatically convert into ABR Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        f. If the Secured Party (for the purposes of this Section 5(f) the term "Secured Party" shall include Secured Party and any corporation or bank controlling Secured Party) shall have determined that by reason of circumstances affecting the London Interbank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Secured Party to Debtor, the obligations of the Secured Party under this Agreement to make, continue, maintain or convert the Loans or any portion thereof as LIBO Rate Loans shall forthwith be suspended until the Secured Party shall notify Debtor that the circumstances causing such suspension no longer exist.

        g. Absent any gross negligence on the part of the Secured Party, in the event the Secured Party (for purposes of this Section 5(g) the term "Secured Party" shall include Secured Party and any corporation or bank controlling Secured Party) shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Secured Party to make, continue, maintain or convert any portion of the principal amount of the Loans or any portion thereof as a LIBO Rate Loan) as a result of

                        1. any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

                        2. the Loans not being made as LIBO Rate Loans in accordance with the written request therefor (other than as a result of the breach of Secured Party's obligation to make such LIBO Rate Loan in accordance with the terms hereof); or

                        3. the Loans or any portion thereof not being continued as LIBO Rate Loans in accordance with the Continuation Notice therefor,

then, upon the written notice of the Secured Party to Debtor the Debtor shall, within five days of receipt thereof, pay to the Secured Party such amount as will (in the reasonable determination of the Secured Party) reimburse the Secured Party for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Debtor.

5A.     Until Debtor's authority to do so is terminated by the Secured Party either as a result of notice by Secured Party which it may give at any time or automatically upon the occurrence of an Event of Default, Debtor will on the Secured Party's behalf and for the Secured Party's account, collect as the Secured Party's property and in trust for the Secured Party all amounts received on Accounts from Account Debtors and will turn over and/or mail and deliver to the office of Secured Party, on the day of receipt thereof, all cash, original checks, drafts, notes and other evidences of payment received in full or part payment of any Accounts, with full right in Secured Party to endorse and deposit such original Account Debtor's checks and remittances to its own account, whether said remittances are made payable to Secured Party or Debtor, the proceeds thereof to be credited to Debtor's loan account as provided in Paragraph 8 hereof. Debtor shall submit to Secured Party, with all remittances, a report in such form as Secured Party may require; and further, shall submit original remittance advice in the form received by Debtor from Account Debtors.

6. Debtor shall make clear and suitable entries and notations on Debtor's books and records, which shall reflect all facts giving rise to the Account (and in such a case where the Account arises by reason of a sale or delivery of merchandise, such notation shall clearly reflect the absolute sale of such merchandise), all payments, credits and adjustments applicable to the Account and the security interest of Secured Party. Upon the occurrence and continuance of an Event of Default, Debtor shall deliver to and sign for Secured Party as it shall require, any bills, statements and letters to be directed to Account Debtors and shall execute and deliver to Secured Party any and all instruments (including, without limitation, ageing of Accounts), reasonably determined by Secured Party to be necessary or convenient to carry into effect the terms, provisions and conditions of this Agreement, to perfect the security interest granted hereunder, and to facilitate collection of Accounts. Any employee or agent of Secured Party shall have the right to call at Debtor's place of business from time to time during normal business hours and, without hindrance or delay, inspect, examine, check and make abstracts from all the books, records, receipts, correspondence, memoranda and other papers or data of the Debtor. Debtor shall at all times maintain a complete set of books and records, containing up-to-date posting of all Debtor's cash and accrual transactions of any nature whatsoever.

6a. Debtor shall deliver to Secured Party daily, or at such other periods as Secured Party shall determine, a report in form reasonably satisfactory to Secured Party enumerating the Accounts arising out of the sale of merchandise or rendition of service. Debtor shall deliver to Secured Party, duplicate invoices, shipping receipts and such other evidence of shipment or delivery of the merchandise or performance of the services or the performance of such other act or acts giving rise to said Account as Secured Party may, from time to time, reasonably require. Upon request, Debtor shall deliver to Secured Party a report in form satisfactory to Secured Party enumerating all Accounts. If Debtor shall at any time grant to any Account Debtor a credit, or if Debtor shall, at any time, receive back any merchandise which it had delivered to an Account Debtor, Debtor shall forthwith give notice to Secured Party, in writing, of the issuance of such credit or the return of such merchandise.

7. Secured Party may, upon the occurrence and during the continuance of an Event of Default, without notice to Debtor, notify Account Debtors that Accounts have been assigned to Secured Party and shall be paid directly to Secured Party. Upon the occurrence and during the continuance of an Event of Default, upon the request of the Secured Party, Debtor shall so notify Account Debtors and shall indicate on all billings to Account Debtors that all moneys due thereon are payable to Secured Party. Secured Party shall further have the right upon the occurrence and during the continuance of an Event of Default, directly or through its agents, to collect any or all of the Accounts, and in its own name, or in Debtor's name, to sell, transfer, set over, compromise, discharge or extend the whole or any part of the Accounts, and for that purpose to do all acts and things necessary or incidental thereto, including the right of suit, Debtor hereby ratifying all that Secured Party shall do by virtue thereof. Granting extensions to Account Debtors or to Debtor, suffering any delay, or permitting any breach by Debtor or Account Debtors in connection with any transactions between the parties hereto, shall in no way be construed as a waiver or any subsequent breach or delay or of the rights of Secured Party against Debtor, and Debtor's liability shall in no way be restricted, limited, diminished or abated by virtue of any such extension or privilege granted. Debtor shall not, except in the ordinary course of its business, without the express written consent of Secured Party, release, compromise or adjust any Account, or any guarantee, security or lien therefor, or grant any discounts, allowances or credits thereon, or bring any suit to enforce payment thereof. Secured Party shall not, under any circumstances, or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the settlement, collection or payment of any Account or of any instrument received in full or part payment thereof, or in dealing with any lien, security or guarantee of any Account.

8. Secured Party shall credit to Debtor's Loan Account proceeds of Accounts received by Secured Party, such credits to be entered one day after receipt of the proceeds; such credits, however are conditional upon final payment to Secured Party at its own office in cash or solvent credits of all items giving rise to the credits, and if any item is not so paid, any credit given to Debtor for it shall be reversed, whether or not the item is returned.

9. All sales of Inventory by Debtor shall be reported to Secured Party promptly on a Sales Summary Report. Secured Party shall have the right upon an Event of Default and during the continuance thereof to the immediate possession of all Inventory including without limitation, labels, stationery, documents and packing materials and products and proceeds of the foregoing, and Debtor shall make such Inventory and all its records pertaining thereto available to Secured Party for inspection at any time requested by Secured Party. Debtor shall, upon request of Secured Party, promptly furnish Secured Party with a report, in form and substance satisfactory to the Secured Party, describing and detailing the Inventory including, but not limited to, the location of such Inventory and the value thereof at cost or market value, whichever is lower. Secured Party shall have the right to take or cause to be taken a physical count of the Inventory upon the occurrence and during the continuance of an Event of Default. Secured Party shall have the right, in its discretion, to pay any liens or claims upon said inventory including, but not limited to, warehouse charges, dyeing, finishing and processing charges, landlord's claims or any other liens or encumbrances thereon, and the amount of any such payment by Secured Party shall be charged to Debtor's Loan Account and be part of the Obligations. Secured Party shall not be liable for the safekeeping of any of the Inventory or for any loss, damages or diminution in the value thereof, or for any act or default of any warehouse or other person dealing in and with said Inventory, whether as agent for Secured Party, or otherwise, or for the collection of any proceeds thereof, but the same shall at all times be at Debtor's risk.

10. Debtor agrees at its own expense, to keep all Inventory and Equipment insured to the full value thereof on a cost basis against such risks and by policies of insurance issued by such companies as Secured Party may reasonably designate or approve, and the policies evidencing such insurance shall be issued with such loss payable rider as Secured Party may reasonably designate and said policies shall be delivered to Secured Party at its request. Until such time as Secured Party requires otherwise, such loss payable rider shall provide that payment with respect to any claim exceeding $150,000 shall be made directly to Secured Party. Should Debtor fail for any reason to furnish Secured Party with such insurance, Secured Party shall have the right to effect the same and charge any costs in connection therewith to Debtor's Loan Account. Secured Party shall have no risk, liability or responsibility in connection with payment or non-payment of any loss, the sole obligation of Secured Party being to credit Debtor's Loan Account with the net proceeds of any insurance payments received on account of any loss.

11. Debtor hereby authorizes Secured Party at Debtor's expense to file one or more financing statements to perfect the security interests granted herein without Debtor's signature thereon, and Debtor agrees to do, file, record, make, execute and deliver all such acts, deeds, things, notices, instruments and financing statements as Secured Party may reasonably request in order to perfect and enforce the rights of Secured Party herein. Debtor hereby authorizes Secured Party to complete any blank space therein according to the terms upon which the Obligations hereunder are granted. At the request of Secured Party, Debtor will execute and deliver to Secured Party such financing statements or amendments thereof or supplements thereto, and such other instruments, all in a form satisfactory to Secured Party, as Secured Party may from time to time deem necessary or advisable, and will pay costs and expenses of filing or recording same, in order to preserve, protect and maintain the security interests hereby granted. Debtor further agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Except for Collateral subject to Permitted Liens, without the prior written consent of Secured Party, Debtor will not grant any security interest in any of the Collateral and will not permit or allow any adverse financing statement covering the Collateral to be on file in any public office. Except for Collateral subject to Permitted Liens, Debtor warrants and represents that as of the time of execution of this Agreement, no other financing agreements covering any of the Collateral are in force and that no claim of any security interest in any of the Collateral is on file in any public office.

12. Debtor shall pay to Secured Party on demand any and all reasonable expenses, including, but not limited to, a collection charge on all Accounts collected, all reasonable attorneys' fees and expenses, and all other reasonable expenses, of like or unlike nature, which may be expended or incurred by Secured Party to obtain or enforce payment of any Account either as against the Account Debtor, upon the occurrence and during the continuance of an Event of Default, Debtor or any guarantor or surety of Debtor or in the prosecution or defense of any action concerning any matter growing out of or connected with the subject matter of this Agreement, any amendment hereto or modification or waiver hereof, the Obligations or the Collateral or any of Secured Party's rights or interests therein or thereto, including, without limitation, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceeding or otherwise with respect hereto.

13. Debtor will pay to Secured Party forthwith upon the expiration or termination of this Agreement, the current amount of the debit balance of Debtor's Loan Account.

14. Upon an Event of Default and during the continuance thereof, in the event that Debtor shall become liable to, or any lien against Debtor shall arise in favor of, any taxing authority, whether or not the amount of such liability shall have been assessed against Debtor and whether or not notice of such lien shall have been filed or recorded as may be required by law, Secured Party shall have the right, but is not obligated, to pay the amount of such liability (including interest and/or penalties thereon) and also to pay any tax or liability by virtue of which such lien shall have arisen, and any amount or amounts paid for the discharge of such liability or lien shall be for Debtor's Loan Account, and any such amount shall be paid by Debtor to Secured Party with interest thereon upon demand, notwithstanding that the payments made may also discharge a liability of the Secured Party.

15. Debtor does hereby make, constitute and appoint any officer of Secured Party as Debtor's true and lawful attorney-in-fact, with power to endorse the name of Debtor upon any notes, checks, drafts, money orders or other instruments of payment or Collateral that may come into possession of Secured Party, if any, in full or part payment or any amount owing to Secured Party; to sign and endorse the name of Debtor upon any invoice, freight or express bill, bill of lading, storage or warehouse receipt, drafts against Account Debtors, assignments, verifications and notices in connection with Accounts, and any instruments or documents relating thereto, if any, or to Debtor's rights therein; upon an Event of Default and during the continuance thereof, to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Debtor may be delivered directly to Secured Party; granting unto Debtor's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Debtor might or could do and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue herein. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Debtor may be indebted to Secured Party.

16. Debtor hereby certifies to Secured Party that Debtor's address as set forth at the end of this Agreement is Debtor's mailing address, Debtor's principal place of business and the office at which Debtor's records relating to Accounts are kept. Debtor agrees not to effect any change in its mailing address, or in its principal place of business, or in the office in which its records relating to Accounts are kept without first giving Secured Party at least thirty days prior written notice thereof.

17. Until the Agreement has been terminated and all Obligations satisfied in full Debtor shall:

         a) Furnish to Secured Party as soon as possible but in no event more than 120 days after the close of each fiscal year of Debtor, and 60 days after the end of each fiscal quarter following each fiscal year of Debtor the following: consolidated financial statements of Debtor and its subsidiaries all in reasonable detail and form satisfactory to Secured Party: (i) a balance sheet as of the close of such period; and (ii) a statement of income and changes in cash flow for such period; together with copies of the management letters relating thereto furnished to Debtor by its independent certified public accountants in connection with such financial statements. The foregoing financial statements shall set forth in each case in comparative form the corresponding figures for the respective date or period for the preceding fiscal year. The foregoing financial statements with respect to fiscal years shall be audited by such firm of certified public accountants as shall be selected by Debtor and shall be reasonably satisfactory to Secured Party and shall be certified by such accountants without qualification or limitation because of the restricted or limited nature of the examination made by such accountants, and with respect to quarterly statements shall be prepared internally, shall be certified by an authorized financial officer of Debtor and shall be delivered subject to year end adjustments. All of the foregoing statements shall be prepared in accordance with generally accepted accounting principles consistently applied by Debtor. Secured Party hereby acknowledges that Grant Thorton, L.L.P. is a certified public accounting firm satisfactory to Secured Party.

        b) Furnish to Secured party concurrently with each delivery of financial statements set forth in Section 17(a) hereof: (i) with respect to annual financial statements, a certificate of Debtor's chief financial officer stating whether in the course of the examination necessary for certifying the financial statements Debtor obtained knowledge of any event which constitutes an Event of Default or an event which with notice or lapse of time, or both, would constitute such an Event of Default under the Agreement and if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate; and (ii) with respect to any other financial statements, a certificate of the chief financial officer of Debtor stating whether an Event of Default occurred or an event which with the giving of notice or lapse of time, or both, would constitute such an Event of Default under the Agreement and if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate.

        c) Permit officers of Secured party, at reasonable times, to visit and inspect any of the offices of Debtor and its Subsidiaries, to examine their books and records, to discuss the affairs and accounts of the Debtor and its Subsidiaries with their officers and furnish to Secured Party such other information as it may reasonably request.

        d) Maintain at all times a ratio of consolidated current assets of Debtor and its Subsidiaries to consolidated currents liabilities of Debtor and its Subsidiaries of not less than 1.2 to 1.0. "Current assets" shall mean all assets treated as current assets in accordance with generally accepted accounting principles consistently applied. "Current liabilities" shall mean all liabilities treated as current liabilities in accordance with generally accepted accounting principles consistently applied including without limitation all obligations payable on demand or within one year after the date on which the determination is made together with Obligations under this Agreement exclusive of any amounts outstanding under the Term Loan Notes.

        e) Maintain at all times consolidated tangible net worth (common stock plus preferred stock plus retained earnings plus additional paid in capital plus subordinated debt less intangible assets) in an amount not less than $9,000,00.00.

        f) Maintain at all times a ratio of the sum of (1) cash and cash equivalents plus (2) accounts receivable to current liabilities of not less than 0.3 to 1.0 all on a consolidated basis.

        g) Maintain at all times an excess of current assets over current liabilities each on a consolidated basis of not less than $13,500,000.

        h) Maintain at all times the insurance required by the Agreement and cause each Subsidiary to maintain insurance with responsible insurance companies on such of its properties in such amounts and against such risks as is customarily maintained by similar businesses.

        18. Until the agreement has been terminated and all Obligations satisfied in full, Debtor shall not:

        a) Contract for, purchase or make any expenditure or commitments for, fixed or capital assets or securities or capital stock, or permit any Subsidiary so to do, in an aggregate amount in excess of $3,000,000 in any fiscal year without the consent of Secured Party, which consent will not be unreasonably withheld.

        b) With respect to Jaco declare or pay any cash dividends on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or retirement of, or set apart any sum for the payment of dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of any shares of any class of its capital stock.

        c) Enter into any merger or consolidation or acquire all or substantially all of the assets of any person, firm, joint venture or corporation, or permit any Subsidiary so to do without Secured Party's prior written consent which shall not be unreasonably withheld.

        d) Create, incur, assume or suffer to exist any Indebtedness in excess of $2,500,000.00 in the aggregate at any one time, or permit any Subsidiary so to do, other than (i) indebtedness to Secured Party under the

Agreement, (ii) accounts payable and other liabilities created in the ordinary course of business but not including any liability or indebtedness incurred in connection with the borrowing of money, (iii) liability of indebtedness incurred by Debtor in a public offering of debt securities by the Debtor, (iv) liability of indebtedness incurred by the Debtor in a private offering of debt securities by the Debtor, or (v) indebtedness evidenced by liens described in clause (v) of the definition of Permitted Liens. For purposes of this Section 18(d), "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property, (ii) all obligations for the payment of rent or hire of property of any kind whatsoever under leases or lease arrangements which under generally accepted accounting principles are required to be capitalized, (iii) all obligations under conditional sales or other title retention agreement, and (iv) all indebtedness for borrowed money secured by any lien upon property owned by the Debtor (whether or not the holder of such indebtedness has recourse against the Debtor).

        e) Permit at any time the ratio of Indebtedness to Tangible Net Worth to be more than 5.0 to 1.0 for purposes of this Section 18(e), "Indebtedness" shall mean consolidated total liabilities of Debtor and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied. "Tangible Net Worth" shall mean the excess of consolidated total assets of Debtor and its Subsidiaries over consolidated total liabilities of Debtor and its Subsidiaries, each to be determined in accordance with generally accepted accounting principles consistently applied excluding however, from the determination of consolidated total assets, all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation, goodwill, patents, trademarks, trade names, copyrights and franchises.

        f) Permit the aggregate outstanding amount of Accounts due from Vargas, Inc. net of allowances or reserves to exceed $1,500,000.00 at any one time.

19. The occurrence of any of the following events shall constitute a default ("Event of Default") by Debtor under this Agreement:

        a) Debtor fails to pay any Obligation, excluding reasonable expenses, when due and payable or declared due and payable, and with respect to expenses, Debtor fails to pay any reasonable expense within five (5) days of when such expense is due and payable or declared due and payable; or

        b) Debtor fails or neglects to perform, keep or observe any term, provision, condition, warranty, representation or covenant, other than those contained in Paragraph 3, Paragraph 5, Paragraph 5A, Paragraph 17(c) through 17(g) or in Paragraph 18 hereof, contained in this Agreement or in any other instrument or document delivered pursuant hereto or in any other agreement, instrument or document under which Debtor is obligated to Secured Party and such failure or neglect continues for twenty (20) days after Secured Party gives Debtor notice thereof; or

        c) Debtor fails or neglects to perform, keep or observe any term, provision, condition, warranty, representation or covenant contained in Paragraph 3, Paragraph 5, Paragraph 5A, Paragraph 17(c) through 17(g) or in Paragraph 18 hereof.

        d) Debtor or any guarantor, surety or other party liable upon any Obligation makes any false, untrue, incomplete or misleading representation, warranty, schedule, report or other communication to Secured Party in connection with this Agreement or any transaction relating thereto which, in any such case, is material in the reasonable judgment of Secured Party; or

        e) Debtor or any guarantor, surety or other party liable upon any Obligation becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature; or

        f) Debtor or any guarantor, surety or other party liable upon any Obligation makes an assignment for the benefit of creditors, commences a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect or any successor legislation) or files a petition thereunder; or petitions or applies to any tribunal for any receiver, custodian or trustee of Debtor or any such guarantor, surety or other party or any substantial part of its property; or commences any proceeding relating to Debtor or any guarantor, surety or other party liable upon any Obligation, under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or there is commenced against Debtor or any guarantor, surety or party liable on any Obligation any such proceeding which proceeding is not dismissed within 45 days; or Debtor or any guarantor, surety or party liable on any Obligation by any act indicates its consent to, approval of or acquiescence in any such proceeding or of the appointment of any receiver, custodian or trustee for Debtor or any guarantor, surety or any party liable upon any Obligation or any substantial part of its property; or Debtor or any guarantor, surety or party liable on any Obligation suffers any such custodianship, receivership or trusteeship; or

        g) any guarantor, surety or other party liable upon any Obligation shall die or become incompetent; or

        h) any guarantor, surety or other party liable upon any Obligation shall deny or contest its liability with respect to any Obligation or any liability of any guarantor, surety or other party liable upon any Obligation with respect to such Obligation shall be declared to be null and void; or

        i) Debtor, or any guarantor, surety or party liable upon any Obligation shall be dissolved or liquidated or be a party to any merger or consolidation without the prior written consent of Secured Party; or

        j) the loss, theft, substantial damage or destruction of any material portion of the Inventory or Equipment shall occur, which is not insured as required by this Agreement; or

        k) any guarantor, surety or other party liable on any Obligation shall fail or neglect to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in any agreement, instrument or document under which it is obligated to Secured Party or which it delivered to the Secured Party in connection herewith; or

        l) any judgment against the Debtor in an amount exceeding $50,000 or any and all attachments, executions, levies or restraining notices against its property having an aggregate value in excess of $50,000 remain unpaid or unstayed on appeal or undischarged, unbonded or undismissed for a period of thirty days; or

        m) any obligation of the Debtor for the payment of borrowed money in excess of $350,000 in the aggregate is not paid when due or within any grace period for the payment thereof or there shall occur any default in the performance or observance of any term, condition or agreement contained in such obligation or in any agreement relating thereto if the effect of such nonpayment or other default is to cause the holder or holders of such obligation to cause such obligation to become due prior to its stated maturity.

20. Upon the occurrence of any of the Events of Default specified in paragraph 19 hereof, Secured Party shall have all the rights and remedies of a secured party under the Uniform Commercial Code and other applicable laws with respect to all Collateral in which Secured Party has a security interest, such rights and remedies being in addition to all of Secured Party's other rights and remedies provided for herein. Secured Party may require the Debtor to assemble the Collateral at Debtor's expense at such place or places as the Secured Party designates, and Secured Party shall have the right, with or without legal process and without prior notice or demand, to keep possession of the Collateral or any part thereof and to enter any premises for taking possession thereof. Secured Party may sell or cause to be sold any or all of such Collateral in one or more sales or parcels, at such price and upon such terms as Secured Party may deem best, and for cash or on credit, or for future delivery, without Secured Party assuming any credit risk and at a public or private sale as Secured Party may deem appropriate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give Debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if any such notice is mailed, postage prepaid, to Debtor's mailing address shown herein, at least ten (10) days before the time of the sale or other disposition thereof. Secured Party may invoice any such sale in its name or in Debtor's name, as Secured Party may elect, as the seller, and in such latter event such invoice may be marked payable to Secured Party. Secured Party may be the purchaser at any such public sale and thereafter hold the property so sold at public sale, absolutely free from any claim or right of whatsoever kind including any equity of redemption. The proceeds of sale shall be applied first to all costs and expenses of and incident to such sale, including attorneys' fees, and then to the payment (in such order as Secured Party may elect) of all Obligations. Secured Party will return any excess to Debtor and Debtor shall remain liable for any deficiency. All Secured Party's rights and remedies under this Agreement are cumulative and non-exclusive.

21. The term of this Agreement (the "Term") shall begin as of the date hereof and continue until the last day of the 36th month hereafter and thereafter shall be automatically renewed from year to year unless terminated on such date or any anniversary thereof by either party hereto giving at least sixty (60) days prior written notice of such termination to the other. Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 19(f), this Agreement shall automatically terminate without notice and all Obligations shall immediately become due and payable, and upon the occurrence of any other Event of Default, Secured Party may terminate this Agreement with notice and all Obligations shall, unless and to the extent that Secured Party otherwise elects, become immediately due and payable. Until all Obligations shall have been fully paid and satisfied, and notwithstanding any termination of this Agreement, Debtor shall continue to assign Accounts to Secured Party and turn over collections to Secured Party as herein provided and this Agreement shall remain in full force and effect as to, and be binding upon, Debtor, and Secured Party shall retain its security interest in all Collateral. Debtor may repay the facility at any time in whole or in part without premium or penalty by giving Secured Party sixty (60) days' written notice of such repayment.

         The Term Loan evidenced by the Term Loan Note dated March 11, 1994 shall be payable, with respect to principal, as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: consecutive monthly installments of $17,857.14 commencing on April 1, 1994 and on the first day of each month thereafter with a final payment in an amount equal to the unpaid principal amount plus all accrued interest thereon. Debtor may sell such Real Property or refinance such Term Loan Note so long as no Event of Default has occurred and is continuing, provided that there is paid to Secured Party the net proceeds thereof, but not less than $1,012,500.00 and not more than the then remaining principal amount of, plus all accrued interest on, such Term Loan with such amount to be applied in reduction or discharge of such Term Loan. Upon such sale of the Real Property or refinancing of such Term Loan, Secured Party shall release the Mortgage; provided, however, Secured Party shall receive an executed mortgagee waiver on terms and conditions satisfactory to Secured Party from the refinancing party, if any. Such Term Loan Note shall be subject to mandatory prepayments upon disposition of the Real Property in an amount equal to the net proceeds realized from such disposition. If the amount so paid is less than the then principal amount of the Term Loan Note, then the monthly installments remaining on the Term Loan Note shall be reduced, pro rata, based on the amount so paid.

22. This Agreement is made and is to be performed under the laws of the State of New York and shall be governed by and construed in accordance with said laws. Debtor expressly submits and consents to the jurisdiction of any federal, state or local court, located in the State of New York, City of New York, with respect to any controversy arising out of or relating to this Agreement or any amendment or supplement thereto or to any transactions in connection therewith and Debtor hereby agrees that service of any summons or complaint or other process in any action or proceeding involving any such controversy may be made by registered or certified mail to it at the address appearing herein and service so made shall be deemed to be completed five business days after mailing; failure on the part of Debtor to appear or answer within thirty days after such mailing of such summons, complaint or process shall constitute a default entitling Secured Party to enter a judgment or order as demanded or prayed for therein to the extent that said court or duly authorized officer thereof may authorize or permit. DEBTOR HEREBY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING AND ANY OBJECTION OF FORUM NON CONVENIENS OR VENUE IN ANY SUCH ACTION OR PROCEEDING. No failure or delay by Secured Party in exercising any of its powers or rights hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude other or future exercise thereof or the exercise of any other right or power. Secured Party's rights, remedies and benefits hereunder are cumulative and not exclusive of any other rights, remedies or benefits which Secured Party may have. Every provision of this Agreement is intended to be severable; if any term or provision of this Agreement shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. This Agreement may only be modified in writing and no waiver by Secured Party will be effective unless in writing and shall be sent to the other party at the address specified herein. This Agreement shall inure to the benefit of and shall bind the respective successors and assigns of Secured Party and of Debtor. Secured Party may sell, assign or transfer any of the Obligations and its rights and duties with respect thereto, and may deliver the Collateral, or any part thereof, to the assignee or transferee of the Obligations, who shall become vested with all the rights, remedies, powers, security interests and liens herein given to Secured Party in respect thereto; and Secured Party shall thereafter be relieved and fully discharged from any liability or responsibility in the premises. Debtor may not assign or transfer any of its rights or delegate any of its duties under this Agreement without the prior written consent of Secured Party.

23. Secured Party shall have the continuing and exclusive rights to apply or reverse and re-apply any and all payments to any portion of the Obligations. To the extent Debtor makes a payment or Secured Party receives any payment or proceeds of the Collateral for Debtor's benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations, or part thereof intended to be satisfied, shall be revived and continue as if such payment or proceeds had not been received by Secured Party.

24. No termination of this Agreement or any guarantee of the Obligations shall affect or impair the powers, obligations, duties, rights, warranties, representations or liabilities of the parties hereto which arose or were made prior to such termination and are stated to survive such termination.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on this 25th day of April, 1995.

THE BANK OF NEW YORK                   JACO ELECTRONICS, INC.
COMMERCIAL CORPORATION

By: /s/                                By:
    -----------------------                -----------------------

Title: Vice President
       --------------------            Title: Vice President
                                              --------------------
Address: 530 Fifth Avenue              Address: 145 Oser Avenue
         New York, New York 10036               Hauppauge, NY 11788


                                       NEXUS CUSTOM ELECTRONICS, INC.

                                       By: /s/
                                           ------------------------
                                       Title: Vice President
                                              ---------------------

                                       Address: Prospect Street
                                                Brandon, VT 05733

                                   EXHIBIT A





                               LETTERHEAD OF JACO



Mr. Jeff Hegel
Bank of New York
1 Penn Plaza, 9th Floor
New York, NY 10119

Dear Mr. Hegel:

This letter will serve as formal request to rollover our Eurodollar LIBOR
accounts expiring             as follows:

    Jaco Electronics, Inc. Revolver
         Amount:
         Term:

    Jaco Electronics, Inc., Term
         Amount:
         Term:

Please confirm this letter by phone. Feel free to contact me if you have any questions.

                                Very truly yours,

                                   SCHEDULE 1

                         Permitted Liens - Clause (vi)

UCC filings against Jaco Electronics Inc.


Secured Pty.            File #          Date            Jurisdiction            Collateral
------------            ------          ----            ------------            ----------
GECC                    035487          2/24/94         NYS                     Specific Equip.
 "                      02806           2/24/94         Suffolk                     "      "
 "                      079214          4/22/94         NYS                         "      "
 "                      180236          9/1/94          NYS                         "      "
 "                      14688           9/6/94          Suffolk                     "      "
 "                      06283           4/22/94         Suffolk                     "      "
Winbond                 184633          4/30/93         NYS                     Computers
Pacific                 15851           9/28/94         Suffolk                     "
Machinery Credit        01355           1/17/91         Suffolk                 Leased Equip.
Pacific                 194446          9/22/94         NYS                     Computers
Machinery Credit        014352          1/23/91         NYS                     Leased Equip.
Toshiba                 173822          8/13/90         NYS                     Leased Equip.
Lease America           107892          5/26/92         NYS                     Leased Equip.
Atlantic                015675          1/23/90         NYS                     Leased Equip.
Master Lease            155753          7/24/92         NYS                     Copier Leased
Pitney Bowes            000522          1/3/95          NYS                     Leased Equip.


                         Permitted Liens -- Clause (vi)



UCC filings against Nexus Custom Electronics, Inc. as follows:


        1. Security interests existing when Nexus Custom Electronics Inc. was acquired by Jaco Electronics Inc. on March 11, 1994 in favor of the following Secured Parties:

                Eaton Financial Corporation
                Hewlett Packard Company
                  Finance and Remarketing Division
                Reprographics of N.E.
                GenRad Inc.
                M&I First National Leasing Corp.


        2. Security interests granted by Nexus Custom Electronics, Inc. subsequent to March 11, 1994 to Vermont National Bank and/or Vermont Economic Development Authority and/or Rutland Economic Development Corporation on the following equipment:

                Electrovert Wave Solder System
                Type EPK + 400F
                S/N 10540620061

                Carrier Chiller Process Equipment
                Model 30HK060670
                S/N 2594-107610

                Digital Microvax 3100 Computer System
                and software
                S/N KA4288C2C1

                FUJI CP-3 Chip Shooter

                In-Line Semi-Arqueout Cleaning System

                Cellular Manufacturing Equipment

                Mydata Tape Magazine TM88

                Computer Workstations - FY 94/95
                Acquisition

                DEK 260 Series High Precision Screen Printer with modular upgrade capability, align vision, programmable PCB/stencil separation and menu driven setup

               SECRETARY'S CERTIFICATE OF DIRECTORS' RESOLUTIONS


        RESOLVED, that any officer, including without limitation, the President, Vice President, Secretary and Treasurer of this Corporation, and each of them, are hereby authorized and directed to execute and deliver on behalf of this Corporation to The Bank of New York Commercial Corporation ("Lender") a Restated and Amended Loan and Security Agreement -- Accounts Receivable and Inventory and related Uniform Commercial Code Financing Statements; and it is further

        RESOLVED, that any such officer may from time to time modify or supplement such Restated and Amended Loan and Security Agreement -- Accounts Receivable and Inventory and they or any persons hereafter and from time to time designated by any of them to act for this Corporation are hereby further authorized and empowered from time to time to sell, assign, transfer and deliver, endorse, negotiate or otherwise transfer to Lender and its assigns any and all accounts receivable now or hereafter belonging to or acquired by this Corporation, and for said purposes to execute and deliver any and all assignments, schedules, transfers, endorsements, contracts, agreements or other instruments in respect thereof and to make remittances and payments in respect thereof by checks, drafts or otherwise, and to do and perform all such other acts and things deemed by such officer necessary, convenient and proper to carry out, modify or supplement any such agreement and arrangements made with Lender.

        RESOLVED, that said documents shall be substantially in the forms presented to this meeting; and it is further

        RESOLVED, that said Officers and each of them are hereby authorized and directed to execute and deliver all further documentation and to do all other acts that they may deem convenient or proper to carry out the foregoing; and it is further

        RESOLVED, that all action heretofore taken and all documentation heretofore delivered by any of said officers in furtherance of the foregoing is hereby ratified and confirmed.

        I, HERBERT ENTENBERG, hereby certify that I am Secretary of Nexus Custom Electronics, Inc., a New Jersey corporation; that I am the custodian of the corporate records and the seal of said Corporation; that the foregoing is a true and correct copy of resolutions duly adopted and ratified at a special meeting of the Board of Directors of said Corporation, duly convened and held in accordance with its by-laws and the laws of said State, as taken and transcribed by me from the minutes of said meeting and compared by me with the original of said resolutions recorded in said minutes, and that these resolutions have not been modified, repealed or rescinded but are in full force and effect.

        I further certify that the following are all of the officers (empowered as set forth above) of said Corporation and that all of the directors of said Corporation are officers of said Corporation, namely:



                                        OFFICERS:

                President/Treasurer:    /s/
                                        --------------------------------
                Vice President:         /s/
                                        --------------------------------
                Secretary:              /s/ Herbert Entenberg
                                        --------------------------------
                Treasurer:
                                        --------------------------------

        WITNESS my hand and the seal of said Corporation this 25th day of April, 1995.

                                             /s/ Herbert Entenberg
                                        --------------------------------
                                                    Secretary

[CORPORATE SEAL]

               SECRETARY'S CERTIFICATE OF DIRECTORS' RESOLUTIONS

        RESOLVED, that any officer, including without limitation, the President, Vice President, Secretary and Treasurer of this Corporation, and each of them, are hereby authorized and directed to execute and deliver on behalf of this Corporation to The Bank of New York Commercial Corporation ("Lender") a Restated and Amended Loan and Security Agreement -- Accounts Receivable and Inventory and related Uniform Commercial Code Financing Statements; and it is further

        RESOLVED, that any such officer may from time to time modify or supplement such Restated and Amended Loan and Security Agreement -- Accounts Receivable and Inventory and they or any persons hereafter and from time to time designated by any of them to act for this Corporation are hereby further authorized and empowered from time to time to sell, assign, transfer and deliver, endorse, negotiate or otherwise transfer to Lender and its assigns any and all accounts receivable now or hereafter belonging to or acquired by this corporation, and for said purposes to execute and deliver any and all assignments, schedules, transfers, endorsements, contracts, agreements or other instruments in respect thereof and to make remittances and payments in respect thereof by checks, drafts or otherwise, and to do and perform all such other acts and things deemed by such officer necessary, convenient and proper to carry out, modify or supplement any such agreement and arrangements made with Lender.

        RESOLVED, that said documents shall be substantially in the forms presented to this meeting; and it is further

        RESOLVED, that said Officers and each of them are hereby authorized and directed to execute and deliver all further documentation and to do all other acts that they may deem convenient or proper to carry out the foregoing; and it is further

        RESOLVED, that all action heretofore taken and all documentation heretofore delivered by any of said officers in furtherance of the foregoing is hereby ratified and confirmed.

        I, HERBERT ENTENBERG, hereby certify that I am Secretary of Jaco Electronics, Inc., a New York corporation; that I am the custodian of the corporate records and the seal of said Corporation; that the foregoing is a true and correct copy of resolutions duly adopted and ratified at a special meeting of the Board of Directors of said Corporation, duly convened and held in accordance with its by-laws and the laws of said State, as taken and transcribed by me from the minutes of said meeting and compared by me with the original of said resolutions recorded in said minutes, and that these resolutions have not been modified, repealed or rescinded but are in full force and effect.

        I further certify that the following are all of the officers (empowered as set forth above) of said Corporation and that all of the directors of said Corporation are officers of said Corporation, namely:

                                        OFFICERS:

                President/Treasurer:    /s/
                                        -------------------------------

                Vice President:         /s/
                                        -------------------------------

                Secretary:              /s/ Herbert Entenberg
                                        -------------------------------

                Treasurer:
                                        -------------------------------

        WITNESS my hand and the seal of said Corporation this 25th day of April, 1995.


                                             /s/ Herbert Entenberg
                                        --------------------------------
                                                    Secretary

[CORPORATE SEAL]

                          AMENDMENT TO TERM LOAN NOTES
                                  EXECUTED BY
                             JACO ELECTRONICS, INC.
                                  IN FAVOR OF
                  THE BANK OF NEW YORK COMMERCIAL CORPORATION



        Amendment dated as of April 25, 1995 to (i) the Term Loan Note executed by Jaco Electronics, Inc. (the "Debtor") in favor of The Bank of New York Commercial Corporation (the "Secured Party") in the principal amount of $3,000,000, dated June 1, 1989 as amended (the "$3,000,000 Note"); (ii) the
Term Loan Note executed by the Debtor in favor of the Secured Party in the principal amount of $5,000,000, dated March 31, 1990 as amended (the "$5,000,000 Note"); and (iii) the Additional Term Loan Note executed by the Debtor in favor of the Secured Party in the principal amount of $1,500,000, dated March 11, 1994 (the "$1,500,000 Note"). The $3,000,000 Note, the
$5,000,000 Note and the $1,500,000 Note may be collectively referred to as the "Notes".


                                   BACKGROUND

        Debtor executed the $3,000,000 Note and the $5,000,000 Note in favor of Secured Party, which Notes are payable upon the earlier of (i) July 31, 1995 (the "Maturity Date") or (ii) termination of the "Loan Agreement" (as defined in the Notes) or cessation of operation thereunder or (iii) the occurrence of an event of default under the Loan Agreement. Debtor and Secured Party have agreed to enter into a Restated and Amended Loan and Security Agreement (the "Restated Agreement") and in connection therewith Debtor has requested that Secured Party extend the Maturity Date of the $3,000,000 Note and the $5,000,000 Note to January 31, 1998 and Secured Party has agreed to do so subject to the terms hereof.

        NOW THEREFORE, it is hereby agreed as follows:

        1. All references to the Loan Agreement in the Notes shall now and hereafter be deemed to refer to the Restated Agreement.

        2. The second paragraph of the $3,000,000 Note is hereby amended to read in its entirety as follows:

                "(i) the principal sum of THREE MILLION DOLLARS ($3,000,000), payable upon the earlier of (i) January 31, 1998 or (ii) as otherwise provided herein, at which time the remaining unpaid interest shall be due and payable; and"

        3. The second paragraph of the $5,000,000 Note is hereby amended to read in its entirety as follows:

                "(i) the principal sum of FIVE MILLION DOLLARS ($5,000,000), payable upon the earlier of (i) January 31, 1998 or (ii) as otherwise provided herein, at which time the remaining unpaid interest shall be due and payable; and"

        4. This Amendment shall become effective as of the date first written above upon the Secured Party's receiving: (i) counterparts hereof duly executed by each of the parties hereto and (ii) executed confirmations of this Amendment from the guarantors of the obligations of the Debtor. Upon receipt of such documents, any reference to the Notes on and after the date first above written shall be a reference to the Notes as amended by this Amendment.

        5. The Debtor certifies to the Secured Party that no event of default under the Notes or Loan Agreement, or any event that with the passage of time or giving of notice, or both, would constitute such an event of default, has occurred and is continuing.

        6. Except as expressly amended hereby, all other terms, conditions and provisions of the Notes are hereby ratified, confirmed and continued in effect.

        7. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which such counterparts together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Notes as of the day and year first above written.


THE BANK OF NEW YORK
COMMERCIAL CORPORATION                  JACO ELECTRONICS CORP.
[Secured Party]                         [Debtor]



By: /s/                                 By: /s/
    ---------------------------             ------------------------------
    Title:                                  Title:  Vice President -- Finance





                                      -2-